Exhibit 99.1

Cinema Solutions Provider Moving iMage Technologies Progresses Toward Profitability, Trimming FY 2026 Net Loss 69% to ($297K)

on Net Sales of $17.3M; Hosts Investor Call Today at 11am ET

Fountain Valley, CA – September 28, 2026 – Moving iMage Technologies, Inc. (NYSE American: MITQ) (“MiT”), a provider of state-of-the-art cinema products and solutions for film exhibitors, stadiums, arenas, and specialty entertainment venues, today announced results for its fourth quarter (Q4’26) and fiscal year ended June 30, 2026 (FY’26). MiT will hold an investor call today at 11:00 a.m. ET (see call details below).

FY’26 Highlights

●

Expanded proprietary product offering and international reach via acquisition of widely deployed DCS cinema loudspeaker line. MiT continues to build global distribution network for the DCS line, with shipments completed to over 22 countries as of today. DCS’s reputation and breadth of global deployments provide platform for MiT to expand outside its North American footprint.

●

FY’26 projects included auditorium new builds and retrofits for Alamo Drafthouse, EVO Entertainment and the historic Cherry Lane Theater in NYC. Exhibitors continue to enhance the customer experience with new Premium Large Format (PLF) auditoriums and smaller auditorium retrofits utilizing cutting edge laser projection and immersive audio.

●

Focusing on higher margin product and project opportunities, MiT expanded its gross margin percentage to 29.1% in FY’26 from 25.2% in FY’25 and increased its FY’26 gross profit by 10% to $5.0M from $4.6M in FY’25.

●	Significant bottom-line improvement: net loss per share improved to $(0.03) in FY’26 compared to $(0.10) in FY’25, reflecting focus on higher margin opportunities and operating expense discipline.

●	MiT closed FY’26 with working capital of $4.0M, including net cash of $3.2M and zero debt compared to working capital of $4.3M at year-end FY’25.

Chairman and CEO, Phil Rafnson, commented, “The exhibition industry’s content pipeline and current solid box office performance are favorable indicators for capital spending projects. These can include the deployment of new laser projection and immersive audio technology at existing locations as well as the development of large format auditoriums.

“Five films have already surpassed $1 billion in global ticket sales through July 2026, and major studios project a positive outlook for the balance of the year. Though we did experience lower than expected project activity in the fourth quarter, much of this related to customer delays. Looking forward we are optimistic about the coming fiscal year as cinema operators work to enhance their guest experience across their theater footprint.”

President and COO, Francois Godfrey, commented, “We continued to focus on our profit margin profile and overall expense structure during fiscal 2026, while also substantially expanding our proprietary product offerings with the DCS cinema loudspeaker line. DCS strengthens our competitive position and enables us to access new customer opportunities in the U.S. and particularly in international markets, where DCS is widely deployed and respected. Prior to the acquisition of DCS, certain overseas markets were not as conducive to new business opportunities as they are today.

“Equipped with decades of know-how, our commitment is to enable customers to substantially improve their audience experience with compelling visual and audio solutions, working from design and product selection through to installation and commissioning. MiT’s expertise and turnkey capabilities allow us to address any customer requirement, from PLF installations to single auditoriums, for exhibitors of all sizes.”

Mr. Godfrey added, “We have had encouraging customer dialogues at recent industry events, as strong film content and box office performances seem to be supporting increasing investment interest in new projects and previously deferred cinema projector and audio upgrades. This feedback provides us with optimism for project potential over the next twelve months.”

Business Outlook

MiT enters fiscal 2027 with a growing project pipeline that includes refurbishments for a repeat cinema exhibition customer across sixteen screens at two of their locations and a separate, significant, multifaceted project in the Bay Area. Following a change in ownership at an existing sixteen-screen complex in the Bay Area, MiT has been selected to undertake a complete technical solution overhaul expected to commence early in calendar 2027. MiT is also in advanced discussion for potential renovations and installations on behalf of several major Northeast arts organizations and continues to pursue opportunities involving cinema audio, projection, accessibility and lighting controls across the United States. In addition, MiT’s DCS products order backlog continues to build and currently stands at approximately $458,000.

Moving iMage currently expects revenue of approximately $4.5M for Q1’27 ending September 30th and is optimistic regarding the potential to deliver top line growth and profitability for the full FY 2027 year.

Q4’26 Financial Review

●	Q4’26 net sales declined to $4.55M, below management’s expectations and compared to $5.88M in Q4’25, principally due to customers shifting the timing of projects one or more quarters forward.
●	Q4’26 results included $400k of DCS product sales compared to $460k in Q3’26 and $22k in Q2’26 following the acquisition in Q2’26.
●	Q4’26 gross profit dollars decreased to $1.01M vs. $1.20M in Q4’25, reflecting lower net sales and a change in the mix of products and models delivered.
●	Q4’26 operating expenses decreased to $1.32M from $1.39M in Q4’25.
●	Q4’26 net loss increased to ($296K), or ($0.03) per share, vs. a net loss of ($156K), or ($0.02) per share, in Q4’25.

FY’26 Financial Review

●	FY’26 revenue decreased 4.6% to $17.32M vs. $18.15M in FY’25, principally due to reduced customer project activity, offset by the contribution of $882k in revenue from DCS.
●	FY’26 gross profit increased 10% to $5.03M vs. $4.57M principally due to management’s focus on enhancing gross margins.
●

FY’26 operating expenses decreased 2.3% to $5.53M vs. $5.66M in FY’25, as the company continues to maximize efficiencies within sales and marketing budgets and adhere to expense management initiatives undertaken in the past two years.

●	FY’26 net loss improved to ($0.30M), or ($0.03) per share, principally due to gross margin expansion, vs. a net loss of ($0.95M), or ($0.10) per share, last year.

Conference Call Details

Date / Time:          Monday, September 28th at 11am ET

Dial-in Number:         1-877-407-4018 or 1-201-689-8471 (Int’l)

Participants may use the dial-in numbers above or receive an outgoing call to the phone number of their choice, prior to the start of the call, by registering online for the Call me™ feature 15 minutes prior to scheduled start time.

Questions:          May be submitted in advance by emailing: mitq@catalyst-ir.com

Call Replay:         Through Oct. 12, 2026 at 11:59 p.m. ET

Replay Dial-In:          1-844-512-2921 or 1-412-317-6671

Access ID:          13762751

Call Transcript:         Available online here 48 hours after event

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Moving iMage Technologies (www.movingimagetech.com)

Moving iMage Technologies ("MiT") helps cinema operators create reliable and memorable guest experiences through technology, products, and services. MiT designs, manufactures, and distributes proprietary cinema products, peripherals, and cinema loudspeaker systems. These products are sold independently and as part of our broader solutions offerings, enabling customers to improve performance, reliability, and the overall moviegoing experience.

MiT’s proprietary products include its premium DCS Cinema Loudspeaker line and digital cinema peripheral suite, including automation systems; projector pedestals, bases & lifts; direct-view LED frames; and lighting and power management solutions. It also offers Barco, Sharp (NEC) Digital Cinema, and Christie Digital cinema projectors; LEA Professional, Dolby, GDC, JBL/Crown and Meyer Sound audio solutions and LG & Samsung LED displays for large scale installations.

Follow us on X: @movingimagenews

Follow us on LinkedIn: MiT on LinkedIn

MITQ Investor Relations Contacts

Chris Eddy or David Collins

Catalyst IR

mitq@catalyst-ir.com or 212-924-9800 x2

MOVING IMAGE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,
	2026	2025
	Unaudited
Assets
Current Assets:
Cash	$3,193	$5,715
Accounts receivable, net	1,114	1,464
Inventories, net	2,411	2,066
Prepaid expenses and other	516	162
Total Current Assets	7,234	9,407
Long-Term Assets:
Right-of-use asset	855	1,087
Property and equipment, net	51	15
Intangibles, net	305	364
Other assets	15	15
Total Long-Term Assets	1,226	1,481
Total Assets	$8,460	$10,888

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,329	$3,009
Accrued expenses	335	362
Customer refunds	289	379
Customer deposits	948	1,101
Lease liability–current	260	227
Unearned warranty revenue	31	35
Total Current Liabilities	3,192	5,113

Long-Term Liabilities:
Lease liability–non-current	658	918
Total Long-Term Liabilities	658	918
Total Liabilities	3,850	6,031
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 9,952,223 and 9,939,080 shares issued and outstanding at June 30, 2026 and June 30, 2025, respectively	—	—
Additional paid-in capital	12,111	12,061
Accumulated deficit	(7,501)	(7,204)
Total Stockholders’ Equity	4,610	4,857
Total Liabilities and Stockholders’ Equity	$8,460	$10,888

MOVING IMAGE TECHNOLOGIES, INC.

CONSOLIDATED

STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net sales	$4,545	$5,883	$17,317	$18,147
Cost of goods sold	3,535	4,681	12,285	13,574
Gross profit	1,010	1,202	5,032	4,573

Operating expenses:
Research and development	46	46	186	203
Selling and marketing	555	458	1,871	1,878
General and administrative	715	885	3,473	3,578
Total operating expenses	1,316	1,389	5,530	5,659
Operating income (loss)	(306)	(187)	(498)	(1,086)
Other income (expense)
Extinguishment of payables			128
Interest and other income, net	10	31	73	138
Total other income	10	31	201	138

Net income (loss)	$(296)	$(156)	$(297)	$(948)

Earnings per share:
Basic	(0.03)	(0.02)	(0.03)	(0.10)
Diluted	$(0.03)	(0.02)	$(0.03)	(0.10)

Shares used in computing earnings per share:
Basic	9,948,569	9,936,409	9,943,913	9,910,244
Diluted	9,948,569	9,936,409	9,943,913	9,910,244

MOVING IMAGE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Unaudited

	Year Ended
	June 30,
	2026	2025
Cash flows from operating activities:

Net loss	$(297)	$(948)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	62	(142)
Inventory reserve	95	307
Depreciation expense	13	13
Amortization expense	58	58
Right-of-use amortization	232	252
Stock compensation expense	40	70
Stock issued for director expense	16	26
Changes in operating assets and liabilities
Accounts receivable	288	(274)
Inventories	(439)	744
Prepaid expenses and other	(355)	309
Accounts payable	(1,681)	748
Accrued expenses and customer refunds	(115)	20
Unearned warranty revenue	(4)	4
Customer deposits	(153)	(550)
Lease liabilities	(227)	(200)
Net cash provided by (used in) operating activities	(2,467)	437

Cash flows from investing activities

Purchases of property and equipment	(49)	—
Net cash used in investing activities	(49)	—

Cash flows from financing activities

Stock repurchase	(6)
Net cash used in financing activities	(6)	—

Net increase (decrease) in cash	(2,522)	437
Cash, beginning of the period	5,715	5,278
Cash, end of the period	$3,193	$5,715

Non-cash investing and financing activities:
Right-of-use assets from new lease	$—	$207
Right-of-use assets from lease modification	$—	$988